Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144500 on Form S-3 and Registration Statement No. 333-141663, No. 333-141662, No. 333-90726, No. 333-90724, No. 033-61073, No. 033-61075, No. 333-27967, No. 333-42648, No. 333-164603, and No. 333-164604 on Form S-8 of our reports dated October 29, 2010, relating to (1) the consolidated financial statements and financial statement schedule of Commercial Metals Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s discontinued operations) and (2) the effectiveness of Commercial Metals Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Commercial Metals Company for the year ended August 31, 2010.
/s/ Deloitte & Touche LLP
Dallas, Texas
October 29, 2010